Exhibit 4.4

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

RAND A TECHNOLOGY CORPORATION

as Borrower

and

DASSAULT SYSTÈMES S.A.

as Euro Loan Lender

and

DASSAULT SYSTÈMES S.A.

as Security Agent

and

DASSAULT SYSTEMES CORPORATION

as U.S. Dollar Lender

LOAN AGREEMENT NO. 1

U.S. $6,250,000

and

€ 6,615,000

June 18, 2002

STIKEMAN ELLIOTT

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

LOAN AGREEMENT NO. 1

     THIS LOAN AGREEMENT entered into as of June 18, 2002,

BETWEEN:	RAND A TECHNOLOGY CORPORATION, a corporation incorporated under the laws of the Province of Ontario, having its registered address at 5285 Solar Drive, Mississauga, Ontario, Canada L4W 5B8,

(hereinafter referred to as the “Borrower”);

AND:	DASSAULT SYSTÈMES S.A., a corporation incorporated under the laws of France, having its registered address at 9, Quai Marcel Dassault, BP 310, 92156 Suresnes, Cedex, France,

(hereinafter referred to as the “Euro Lender”);

AND:	DASSAULT SYSTÈMES S.A., a corporation incorporated under the laws of France, having its registered address at 9, Quai Marcel Dassault, BP 310, 92156 Suresnes, Cedex, France,

(hereinafter referred to as the “Security Agent”);

AND:	DASSAULT SYSTEMES CORPORATION, a corporation incorporated under the laws of the State of Delaware, having its registered address at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 USA,

(hereinafter referred to as the “U.S. Dollar Lender”).

ARTICLE 1
INTERPRETATION

1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings:

"Agreement” means this loan agreement and all schedules and instruments in amendment or confirmation of it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Borrower” means, at any time, RAND A TECHNOLOGY CORPORATION and its successors and permitted assigns.

"Borrower’s General Security Agreement” means, a general security agreement from the Borrower in favour of the Security Agent granting the Security Agent on behalf of the Lenders a security interest in all of the property and assets of the Borrower.

"Borrower’s Specific Security Agreements” means, collectively, those security agreements from the Borrower or its Subsidiaries, in favour of the Security Agent granting the Security Agent on behalf of the Lenders a security interest in the Specific Collateral including those identified in Schedule 7.1(p).

"Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in any one of Paris, France, New York, New York or Toronto, Ontario, Canada.

"Business Plan” means that business plan of the Borrower relative to the DS Products and Services Business delivered to the Representative Lender on or about the date of this Agreement.

"Cdn. Dollar” and “Cdn. $” means lawful money of Canada.

"Change of Control” means any event or series of events (i) which result in any Person, or any group of Persons acting jointly or in concert, becoming the beneficial owner or owners, directly or indirectly, of securities of the Borrower to which are attached more than 50% of the votes that may be cast to elect directors of the Borrower provided that the votes attached to such securities are sufficient, if exercised, to elect a majority of the directors of the Borrower or (ii) the Borrower is merged, consolidated or reorganized into or with another Person and, as a result, less than the majority of the combined voting power of the then outstanding securities of such Person immediately after such Transaction are held in the aggregate by the holders of the voting shares of the Borrower immediately prior to such transaction; or (iii) any transaction that would have, or the first of a series of transactions to the extent that such first transaction when completed would have, the same or similar effect as any transaction or a series of transactions referred to in paragraphs (i) and (ii) above.

"Closing Date” means June 19, 2002.

"Collateral” means any and all property and assets of the Borrower in respect of which the Security Agent has or will have a Lien pursuant to the Borrower’s General Security Agreement.

"Common Shares” means the common shares in the share capital of the Borrower.

"Conversion Right” has the meaning specified in Section 3.1.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Core Business” means the systems integration business of providing engineering services and technology to manufacturers looking to optimize their product lifecycle management (PLM) processes or improve their competitiveness or profitability by enhancing key aspects of their product creation, development, manufacturing, marketing or distribution, and any business ancillary or related thereto and includes the DS Products and Services Business.

"DS Products and Services Business” means the business of the Borrower and most of its Subsidiaries which is the business of distributing products of the Euro Lender and its Subsidiaries and providing services ancillary or related to such products, and any business ancillary or related to such business.

"Default” means an event, which with the giving of notice or passage of time, or both, would constitute an Event of Default.

"Environmental Laws” means all applicable laws, regulations, orders, judgments, decisions of and agreements with a Governmental Entity, and all other statutory requirements, relating to public health or the protection of the environment and all authorizations, permits, consents, registrations and approvals issued pursuant to such laws, agreements or statutory requirements.

"Environmental Liabilities” means all liabilities imposed by, under or pursuant to Environmental Laws or which relate to the existence of contaminants on, under or about the real property owned or leased by the Borrower and its Subsidiaries.

"Equivalent Amount” means, on a particular date in respect of any amount (the “original amount”) expressed in a particular currency (the “original currency”), the equivalent amount expressed in a second designated currency (the “second currency”) determined by reference to the Bank of Canada noon rate at which the original currency may be exchanged into the second currency as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, such rate shall be ascertained by reference to any other means (as selected by the Borrower) by which such rate is quoted or published from time to time by the Bank of Canada; provided that, if at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Borrower may use such reasonable method as it considers appropriate to ascertain such rate, and the resulting determination shall be conclusive absent manifest error.

"Event of Default” has the meaning specified in Article 8.

"Euro” or “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

"Euro Lender” means DASSAULT SYSTÈMES S.A. and its successors and permitted assigns.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Euro Loan” means the term loan to be made available to the Borrower by the Euro Lender in the aggregate principal amount of €6,615,000 as provided for in subsection 2.1(a).

"Financial Quarter” means one of the financial quarters of the Borrower being the periods of (a) January, February and March, (b) April, May and June, (c) July, August and September, and (d) October, November and December of each calendar year.

"Financial Year” means a financial year of the Borrower being the period from and including January 1 in a calendar year to and including December 31 in the same calendar year.

"Fixed Rate” has the meaning ascribed thereto in Article 4.

"Funded Debt” of any Person means (i) all indebtedness of such Person for borrowed money, including borrowings by way of bankers’ acceptances and (except for any such reimbursement obligations in respect of amounts drawn under a letter of credit or letter guarantee to finance the payment of indebtedness incurred in the ordinary course of business that would ordinarily constitute a trade payable) reimbursement obligations for amounts drawn under a letter of credit or letter of guarantee, (ii) all indebtedness of such Person for the deferred purchase price of property or services, other than any such indebtedness incurred in the ordinary course of business that would ordinarily constitute a trade payable, and which is represented by a note, bond, debenture or other evidence of Funded Debt, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all current liabilities of such Person represented by a note, bond, debenture or other evidence of Funded Debt to the extent that such indebtedness would be considered borrowed money in accordance with GAAP, and (v) all Capitalized Lease Obligations (as defined in the definition of ‘Permitted Liens’) of such Person.

"GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis (except for changes made with the prior written consent of the Representative Lender and approved by the Borrower’s independent auditors in accordance with promulgations of the Canadian Institute of Chartered Accountants).

"Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Hypothec” has the meaning ascribed thereto in Schedule 7.1(p).

"IBM” means International Business Machines Corporation, a corporation organized under the laws of the State of New York, having its registered office at New Orchard Armonk, New York, U.S.A. 10504.

"IBM Agreements” has the meaning ascribed thereto in Section 5.1(e).

"Indemnified Person” has the meaning specified in Section 9.6(a).

"Instalment” has the meaning specified in Section 2.3.

"Intellectual Property” means:

(i)	all issued patents, patentable inventions, pending applications for patents, and patents which may be issued from current applications, (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) applied for or registered in any jurisdiction;

(ii)	all trade-marks, trade-names, brands, trade dress, business names, domain name, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not, and any goodwill associated therewith;

(iii)	all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world;

(iv)	all industrial designs and design patents or similar rights applied for or registered in any jurisdiction;

(v)	all integrated circuit topographies or similar rights, applied for or registered in any jurisdiction; and

(vi)	all trade secrets and know-how.

"Lenders” means collectively, the Euro Lender and the U.S. Dollar Lender and “Lender” means either one of the Lenders.

"Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

"Loans” means the Euro Loan and the U.S. Dollar Loan and “Loan” means either one of the Loans.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Loan Documents” means this Agreement, the Borrower’s General Security Agreement, the Hypothec, the Borrower’s Specific Security Agreements and all other loan or security related documents, and all certificates, executed and delivered to the Lenders by the Borrower pursuant to or in connection therewith or with this Agreement.

"Material Adverse Effect” means (i) a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on the ability of the Borrower to fulfill any of its payment obligations of principal or interest hereunder or under the Other Lender Credit Agreement.

"Material Agreements” means the agreements listed in Schedule 6.1(v)(v) and any agreement, contract or similar instrument to which the Borrower or any of its Subsidiaries is a party or to which any of their property or assets may be subject for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, provided however that, notwithstanding the foregoing, the IBM Agreements shall be deemed for all purposes of the Loan Documents to be Material Agreements.

"Maturity Amounts” means all outstanding principal of the Loan Loans and all accrued interest thereon.

"Merger Transaction” has the meaning specified in subsection 7.2(c).

"Other Lender Credit Agreement” means the credit agreement dated as of the date of this Agreement between the Euro Lender, as lender of Euros, the U.S. Dollar Lender, as lender of U.S. Dollars, and the Borrower, as borrower, as the same may from time to time be supplemented, amended, consolidated or restated.

"Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)	Liens for taxes, assessments or government charges or levies not at the time due and delinquent or the validity of which is being contested at the time by such Person in good faith by proper legal proceedings, and which contested Liens have not had and would not reasonably be expected to have a Material Adverse Effect and, for which adequate provision has been made in accordance with GAAP;

(b)	the Lien of any judgment rendered or claim filed against such Person which such Person is contesting in good faith by proper legal proceedings, and which Lien has not had and would not reasonably be expected to have a Material Adverse Effect;

(c)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not reduce the value of the asset so affected or materially interfere with the use of such asset in the operation of the business of the Person;

(d)	restrictions, easements, rights-of-way, servitudes or other similar rights in land, real or immovable property (including rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other persons; provided that, such restrictions, easements, rights-of-way, servitudes or other similar rights in the aggregate will not have or would not reasonably be expected to have a Material Adverse Effect;

(e)	the right reserved to or vested in any Governmental Entity, by the terms of any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Person (whether or not having the force of law) acquired by such Person (each, a “Permit”), to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(f)	the encumbrance resulting from the deposit of cash or securities in connection with any of the Liens referred to in paragraph (a), (b) or (c) of this definition pending a final determination as to the existence or amount of any obligation referred to therein;

(g)	security given to a public utility or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such Person in the ordinary course of its business;

(h)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown or any similar authority;

(i)	title defects or irregularities which are of a minor nature; provided that such title, defects or irregularities in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person;

(j)	Liens securing Capitalized Lease Obligations of such Person and Purchase Money Obligations of such Person not in excess of U.S. $5,000,000 (or the Equivalent Amount in any other currencies) in the aggregate at any time for the Borrower and its Subsidiaries taken as a whole; provided that (x) any such Lien securing a Capitalized Lease Obligation is limited to the property or asset including associated rights) which is the subject matter of such Capitalized Lease Obligation, and (y) in the case any such Lien securing a Purchase Money Obligation, such Lien is limited to the property or asset (including associated rights) acquired, constructed, installed or improved using the funds advanced to

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

the Company or a Subsidiary in connection with such Purchase Money Obligation;

For the purposes of this definition of Permitted Liens:

"Capital Lease” means a lease of (or other agreement conveying the right to use) real and/or personal property, which lease is required to be classified and accounted for as a capital lease on a balance sheet of the lessee under GAAP (including the Canadian Institute of Chartered Accountants Handbook Section 3065); and

"Capitalized Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a Capital Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including the Canadian Institute of Chartered Accountants Handbook Section 3065), or the deemed principal amount under GAAP;

(k)	the Liens contemplated in favour of the Security Agent under this Agreement and in favour of the security agent under the Other Lender Credit Agreement;

(l)	Liens securing indebtedness or other obligations of a Subsidiary owing to the Borrower or another Subsidiary;

(m)	Liens on property or shares of a Person at the time that such Person becomes a Subsidiary of the Borrower; provided, however, that the Lien may not extend to any other property or assets owned by the Borrower or any other Subsidiary thereof; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such Person becoming a Subsidiary of the Borrower;

(n)	Liens on property or assets at the time the Borrower or a Subsidiary thereof acquires such property or assets, including any acquisition by means of an amalgamation, merger or consolidation; provided, however, that the Lien may not extend to any other property or assets owned by the Borrower or any Subsidiary thereof; provided, further, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, or to provide credit support in connection with, such acquisition;

(o)	Liens disclosed in Schedule 7.2(c) but only to the extent such Liens conform to their description in such Schedule;

(p)	other Liens not otherwise covered by this definition, where the aggregate amount of the indebtedness secured by such Liens does not exceed U.S. $500,000, in the aggregate (or the Equivalent Amount in any other currencies);

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

(q)	contractual rights of set-off provided to creditors under cash concentration, mirror-netting or similar arrangements where all accounts or amounts subject to such arrangements are held in the name of any one or more of the Borrower and its Subsidiaries;

(r)	the Lien comprised in the deposit of cash collateral or marketable securities with a counterparty under a hedging arrangement entered into by such Person in the ordinary course of business for the purpose of carrying on the same and not for speculative purposes which Lien shall not exceed $1,000,000;

(s)	Liens from the Borrower and any of its Subsidiaries to secure any Permitted Senior Credit Facility; and

(t)	Liens to secure any refinancing (a “Refinancing”), extension, renewal or replacement as a whole, or in part, of any indebtedness or obligation (an “Original Obligation”) secured by any Lien referred to in the foregoing clauses of this definition which Liens are not otherwise prohibited by the terms hereof, provided that (i) such Refinancing will be for the same or lesser amount as the Original Obligation that it replaces and (ii) the Lien securing such Refinancing will be on the same assets, or a lesser portion thereof, over which a Lien has been granted to prior to the date hereof securing such Original Obligation..

"Permitted Mergers” means a Merger Transaction involving the Borrower or any of its Subsidiaries where the following conditions are satisfied:

(i)	in the case of any such Merger Transaction involving the Borrower or any of its Canadian Subsidiaries, the resulting, surviving or transferee Person shall be a Person that is not a non-resident of Canada for purposes of the Income Tax Act (Canada) and is organized and existing under the laws of Canada or any province of Canada as a corporation, and

(ii)	in the case of any such Merger Transaction involving the Borrower, the resulting, surviving or transferee Person shall (A) expressly assume on terms and conditions as to legal effect satisfactory to the Representative Lender and the Representative Lender’s counsel the obligations of the Borrower under all Loan Documents and (B) in the reasonably held opinion of the Representative Lender, is no less financially solvent immediately after such Merger Transaction than the Borrower was immediately prior to such Merger Transaction; and

(iii)	no Default or Event of Default has occurred and is continuing and immediately after giving effect to such Merger Transaction no Default or Event of Default shall have occurred and be continuing;

(iv)	no such Merger Transaction shall affect the validity or enforceability of any Loan Document;

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

(v)	the Borrower shall have delivered to the Representative Lender a certificate of a senior officer of the Borrower and an opinion of counsel to the Borrower, each stating that such Merger Transaction complies herewith and each being otherwise in form and substance reasonably acceptable to the Representative Lender; provided that no such certificate or opinion shall be required in the case of a Merger Transaction involving only two or more Subsidiaries of the Borrower;

(vi)	the transaction does not effect (A) a Change of Control of the Borrower or (B) a Change of Control of a Subsidiary thereof such that the Borrower no longer owns, directly or indirectly, a majority of the voting shares of such Subsidiary, or (C) a disposition of all or substantially all the assets of the Borrower or a Subsidiary thereof to an acquiror that is neither the Borrower nor a Subsidiary thereof; and

(vii)	the transaction does not materially adversely effect either the Core Business or the DS Products and Services Business.

"Permitted Senior Credit Facility” means any one or more loan or credit facilities from time to time entered into following the Closing Date and existing between any one or more of the Borrower and its Subsidiaries, as borrowers, and any other Person or Persons whose business includes the lending of money, provided that the aggregate principal amount of the indebtedness owing under all such loan and credit facilities may not exceed (a) at any time prior to the Specific Security Delivery Date, Cdn. $10,000,000 (or the Equivalent Amount in any other currencies), and (b) at any time on or after the Specific Security Delivery Date, U.S. $22,000,000 (or the Equivalent Amount in any other currencies).

"Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity and pronouns have a similarly extended meaning.

"Purchase Money Obligation” means indebtedness of the Borrower or a Subsidiary thereof incurred or assumed to finance the purchase price, in whole or in part, of any property or asset or incurred to finance the cost, in whole or in part, of construction or installation of, or improvements to, any property or asset of the Borrower or a Subsidiary thereof, provided that the indebtedness is incurred or assumed within 24 months after, as the case may, the purchase of, or the completion of the construction or installation of, or the completion of improvements to, such property or asset, and includes any extension, renewal or refinancing of any of that indebtedness so long as the principal amount of such indebtedness on the date of such extension, renewal or refinancing is not increased.

"Repayment Date” means July 18, 2012.

"Representative Lender” means DASSAULT SYSTÈMES S.A. in its capacity as the representative Lender for both Lenders under the Loan Documents.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

"Security” means, at any time, the Lien in favour of the Security Agent, in the assets and properties of the Borrower or any of its Subsidiaries securing its obligations under this Agreement and the other Loan Documents.

"Security Agent” means the DASSAULT SYSTÈMES S.A. in its capacity as security agent for the Lenders under the Security.

"Specific Collateral” means that property and assets of the Borrower identified as Specific Collateral in Part II of Schedule 7.1(p).

"Specific Security Delivery Date” has the meaning specified in Section 7.1(p).

"Subsidiary” has the meaning specified in the Business Corporations Act (Ontario) on the date of this Agreement.

"TSX” means The Toronto Stock Exchange.

“U.S. Dollar Lender” means DASSAULT SYSTEMES CORPORATION and its successors and permitted assigns.

"U.S. Dollar Loan” means the term loan to be made available to the Borrower by the U.S. Dollar Lender in the aggregate principal amount of U.S. $6,250,000 as provided for in subsection 2.1(b).

"U.S. Dollars”, “United States Dollars” and “U.S. $” each mean lawful money of the United States of America.

1.2 Gender and Number

     Any reference in the Loan Documents to gender includes all genders and words importing the singular number only include the plural and vice versa.

1.3 Headings, etc.

     The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect the interpretation of this Agreement.

1.4 Currency

     All references in the Loan Documents to dollars, unless otherwise specifically indicated, are expressed in United States currency.

1.5 Non-Business Days

     Unless otherwise expressly provided in this Agreement, whenever any payment is stated to be due on a day other than a Business Day, the payment will be made on the immediately following Business Day. Unless otherwise expressly provided in this Agreement, whenever any

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

action to be taken is stated or scheduled to be required to be taken on, or (except with respect to the calculation of interest or fees) any period of time is stated or scheduled to commence or terminate on, a day other than a Business Day, the action will be taken or the period of time will commence or terminate, as the case may be, on the immediately following Business Day

1.6 Certain Phrases, etc.

     In any Loan Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.7 Accounting Terms

     All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.8 Incorporation of Schedules

     The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part hereof.

1.9 Conflict

     The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Loan Documents.

1.10 Certificates

     Any certificate required by the terms of this Agreement or any other Loan Document to be given by an officer of the Borrower for and on behalf of the Borrower or any of its Subsidiaries shall be given without any personal liability on the part of the officer giving the certificate.

ARTICLE 2
CREDIT FACILITY

2.1 Availability

(a)	The Euro Lender agrees, on the terms and conditions of this Agreement, to lend the principal amounts of €6,615,000 (the “Euro Loan”) to the Borrower in one instalment on the date hereof;

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

(b)	The U.S. Dollar Lender agrees, on the terms and conditions of this Agreement, to lend the principal amounts of U.S. $6,250,000 (the “U.S. Dollar Loan”) to the Borrower in one instalment on the date hereof.

(c)	The Loans do not revolve and any amount repaid or prepaid on either Loan, as the case may be, cannot be reborrowed and reduces the Loan for which the repayment is made by the amount repaid or prepaid under such Loan, as the case may be.

2.2 Use of Proceeds

     The Borrower shall use the proceeds of the Loans only for the following purposes, namely: (i) to enable the Borrower and its Subsidiaries to enter into and perform their respective obligations under the IBM Agreements pursuant to which the Borrower and certain of its Subsidiaries shall be authorized to distribute and license certain products of the Euro Lender and its Subsidiaries; (ii) to enable the Borrower and its Subsidiaries to focus the business of the Borrower and its Subsidiaries on the distribution of products of the Euro Lender and its Subsidiaries, as identified on the Business Plan, particularly in the United States; (iii) to repay part of the banking debt of the Borrower to The Bank of Nova Scotia (which Funded Debt is owing to The Bank of Nova Scotia under a Permitted Senior Credit Facility); and (iv) to fund working capital requirements of the Borrower and its Subsidiaries for the purpose of implementing the Business Plan.

2.3 Mandatory Repayments

     The Borrower shall repay (subject to Section 3.1 and Section Article 8) each Loan in thirty-four (34) quarterly instalments (each an “Instalment”). The first Instalment under each Loan to be due and payable on the first Business Day of January 2004 and each subsequent Instalment under each of the Loans after that date shall be due and payable on the first Business Day of each subsequent Financial Quarter until both of the Loans have been repaid in full. The first fourteen (14) Instalments under the U.S. Dollar Loan shall be U.S. $107,142.86 each, and the subsequent twenty (20) Instalments under the U.S. Dollar Loan shall be for U.S. $237,500.00 each. The first fourteen (14) Instalments under the Euro Loan shall be €114,285.71 each, and the subsequent twenty (20) Instalments under the Euro Loan shall be €250,750.01 each.

2.4 Limit on Repayment of Principal

     Notwithstanding the repayment obligations of the Borrower described in Section 2.3, the Borrower shall not, pursuant to Section 2.3 (but without limitation to obligations of the Borrower upon a Change of Control of the Borrower or an Event of Default), at any time prior to five (5) years plus one (1) day following the date on which the Loans are advanced to the Borrower under this Agreement, be required to repay any principal amount under the Euro Loan to the Euro Lender, or any principal amount under the U.S. Dollar Loan to the U.S. Lender, such that either Lender shall receive in excess of 24.9% of the principal of the Loan advanced by each such Lender, respectively, under this Agreement. In the event that Section 2.3 otherwise requires a repayment under a Loan prior to such date in excess of 24.9% of the principal amount of such Loan, then such excess shall instead be required to be repaid by the Borrower in full on the day

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

that is five (5) years plus one (1) day following the date hereof, the whole without any effect on any other obligations or rights of the Parties hereunder.

2.5 Change of Control

     A Change of Control shall constitute an event of failure under this Agreement and promptly, and in any event within 5 Business Days, following the occurrence of a Change of Control the Borrower will offer in writing to the Representative Lender to repay all principal, interest and other amounts then owing to each Lender under the Loan Documents and will allow the Representative Lender a period of ninety (90) days to accept such offer with respect to either or both Lenders. If such offer is accepted in writing with respect to either or both Lenders by the Representative Lender during such ninety (90) days, the Borrower will, within five (5) Business Days following the acceptance by the Representative Lender, pay to the Lenders or the applicable Lender, as the case may be, all principal, interest and other amounts then owing to such Lenders or Lender under the applicable Loan Documents.

2.6 Payments under this Agreement

(a)	Unless otherwise expressly provided in this Agreement, the Borrower shall, not later than 10:00 a.m. (Toronto time) on the date a payment is due, make any payment required to be made by it to a Lender by depositing or forwarding by wire transfer the amount of the payment to an account, and in accordance with wire transfer instructions, specified by such Lender.

(b)	All amounts (other than interest) owed by the Borrower to either Lender under a Loan Document, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise), to the fullest extent permitted by applicable law, shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to Prime Rate plus 2%.

(c)	For the purposes of this Agreement, “Prime Rate” means, in respect of interest on: (i) the U.S. Dollar Loan at any time, the per annum reference rate of interest (however designated) of Royal Bank of Canada for determining interest chargeable by Royal Bank of Canada on U.S. Dollar commercial loans made in Canada, adjusted automatically with each quoted or published change in such reference rate, all without the necessity of any notice to the Borrower or any other Person, and (ii) the Euro Loan on any date, the rate for a deposit of Euros for 30 days (or for a period as closely as possible equal to thirty (30) days) which appears on such date (or if such date is not a Business Day on the immediately preceding Business Day) on display at page 248 on Bridge’s Telerate Service (or such display page as may replace such page on such service, or such other service as may be nominated as the information vendor, for the purpose of displaying similar rates on deposits of Euros) as of 11:00 a.m. Paris, France time on such date, adjusted automatically on each date without the necessity of any notice to the Borrower or any other Person.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

2.7 Prepayments

     The Borrower shall have the right to prepay from time to time on any Business Day any principal amount outstanding under either Loan, without premium or penalty.

2.8 Application of Prepayments

(a)	All prepayments received by a Lender under a Loan pursuant to Section 2.7 shall be applied by such Lender to the amounts due under such Loan pursuant to Section 2.3 in the inverse order of their maturity.

(b)	All payments received by a Lender from or on behalf of the Borrower under this Agreement in circumstances where such payment is not being made pursuant to a provision of this Agreement providing for the purpose for which such payment is to be made shall be applied by such Lender as follows (i) first, in the pro rata reduction of the Borrower’s obligation to pay any unpaid interest and any fees which are due and owing to the Lenders under this Agreement, (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 9.6, (iii) third, in the pro rata reduction of the Borrower’s obligation to pay any amounts due and owing to the Lenders on account of the principal amount of the respective Loans, (iv) fourth, in the pro rata reduction of any other obligation of the Borrower to the Lenders under this Agreement and the other Loan Documents, and (v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.

2.9 Currency Indemnity

     Amounts owing under the U.S. Dollar Loan shall be repaid by the Borrower to the U.S. Lender in U.S. Dollars and amounts owing under the Euro Loan shall be repaid by the Borrower to the Euro Lender in Euros. Any payment on account of an amount payable under any Loan Document in a particular currency (the “proper currency”) made to or for the account of a Lender in a currency (the “other currency”) other than the proper currency, whether pursuant to a judgement or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into any other currency for the purpose of making or filing a claim, obtaining an order or judgement, enforcing an order or judgement or otherwise, shall constitute a discharge of the Borrower’s obligation to such Lender under such Loan Document only to the extent of the amount of the proper currency which such Lender is able, in the normal course of its business within one Business Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which such Lender is so able to purchase is less than the amount of the proper currency originally due to it under such Loan Document, the Borrower shall indemnify and save such Lender harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from any other obligation contained in any Loan Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by either Lender from time to time, shall continue in full force and effect notwithstanding any judgement or order for a liquidated sum in

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

respect of an amount due under any Loan Document or under any judgement or order and shall not merge in any order of foreclosure made in respect of any Security or other security given to or for the benefit of the Lender. If the amount of the proper currency which a Lender so purchases after receipt by it of such amount is greater than the amount of the proper currency originally due to it under the Loan Documents such excess amount shall be repaid to the Borrower.

2.10 Taxes

     If the Borrower shall be required to deduct any Indemnified Taxes from any payments of interest by or on account of any obligation of the Borrower hereunder, then (i) the Borrower shall make such deduction, and (ii) the Borrower shall pay the full amount deducted to the relevant Governmental Entity in accordance with applicable law. The Borrower shall deliver to the applicable Lender a copy of the Form NR4 or other information return reporting such payment or other evidence of such payment of such Indemnified Taxes.

     Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

     Each Lender shall take all steps reasonably necessary to claim from all applicable Governmental Entities having taxing jurisdiction over such Lender or its business a credit against or remission for or deduction from or other available relief with respect to any Indemnified Taxes deducted by the Borrower and paid by the Borrower to an applicable Governmental Entity as provided for above (any of the foregoing being a “saving”). To the extent that the amount of any saving from which a lender benefits is less than the amount of the applicable Indemnified Taxes so deducted by the Borrower and paid to the applicable Governmental Entity (any such amount being the “saving deficiency”), the Borrower will, promptly following receipt of a written certificate from the applicable Lender detailing such saving deficiency pay to the applicable Lender the amount of the applicable saving deficiency. A Lender shall not be considered to have benefited from any saving which has ceased to be available due to the expiry of the carry forward period for such saving, if applicable, and shall be considered to have realized any resulting deficiency resulting therefrom at the time of such expiry.

     In this section the following terms have the following meanings, namely:

     "Indemnified Taxes” means all Taxes other than Excluded Taxes.

     "Excluded Taxes” means, in relation to either Lender, those taxes on income, net income or capital or franchise taxes which are imposed or levied by any jurisdiction or any political subdivision of such jurisdiction solely as a result of such Lender (a) being organized under the laws of such jurisdiction or any political subdivision of such jurisdiction, (b) having its principal office or lending office in such jurisdiction, (c) being resident in such jurisdiction, (d) carrying

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

on business in such jurisdiction, or (e) not dealing at arm’s length (as defined for the purposes of any taxing statute in the applicable jurisdiction) with the Borrower, or which would not have been imposed had such Lender satisfied a relevant authority that such Lender was not a Person mentioned in clause (a), (b), (c), (d) or (e) above.

     “Taxes” means taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any kind or nature whatsoever or any instalments, interest or penalties payable with respect thereto now or in the future imposed, levied, collected, withheld or assessed by Canada or any political subdivision of Canada.

ARTICLE 3
RAND CONVERSION RIGHT

3.1 Rand Conversion Right

     Subject to Section 3.2, the Borrower shall have the right (the “Conversion Right”), at the Borrower’s sole option, at any time and from time to time prior to the repayment in full of the Maturity Amounts, to convert all or any part of the then outstanding principal amount of either or both Loans, together with accrued and unpaid interest thereon, (which, if less than the entire unpaid principal amount and accrued and unpaid interest under such Loan, is U.S. $100,000 (in the case of the U.S. Dollar Loan) or €100,000 (in the case of the Euro Loan), or an amount in excess thereof which is an integral multiple of U.S. $100 or €100, as the case may be, into that number of fully paid and non-assessable Common Shares equal to the amount of the outstanding principal amount (plus accrued and unpaid interest thereon) in respect of which the Conversion Right is exercised (in U.S. Dollars for a conversion under the U.S. Dollar Loan and the Equivalent Amount thereof in U.S. Dollars for a conversion under the Euro Loan), divided by the Conversion Price in effect on the applicable Conversion Date. The Lenders and the Borrower agree that such a conversion shall constitute a subscription by the applicable Lender for the Common Shares at the Conversion Price and a set-off of the subscription price owing against the principal amount (together with accrued and unpaid interest thereon) that is the subject of the conversion, and that such set-off shall constitute payment in full of both such subscription price and such principal amount and accrued and unpaid interest thereon.

     For the purposes of this Agreement, “Conversion Price” means the lesser of (i) U.S.$6.00 per Common Share and (ii) the market price per Common Share on the Conversion Date, for the applicable conversion. For the purposes hereof, “market price” shall mean the weighted average trading price of the Common Shares on the TSX for the ten (10) consecutive trading days ending immediately prior to the applicable Conversion Date.

3.2 Limitation on Conversion Right

     Under no circumstances may the Borrower exercise the Conversion Right in a manner which would result, following the exercise of the Conversion Right, in the Lenders holding in excess of 19.9% of the total number of the then issued and outstanding voting and participating

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

shares of the Borrower (the “Borrower Shares”). Where the exercise of a Conversion Right would cause the Lenders to hold in excess of 19.9% of the Borrower Shares, the Conversion Right shall be exercised only in respect of that portion of the Maturity Amount which would result in the Lenders holding 19.9% of the Borrower Shares or, pursuant to Section 3.1, the next lowest whole number of such shares; the balance of the Maturity Amount, that, but for this Section 3.2, would be converted into Borrower Shares, (i) may not be subject to any Conversion Right and (ii) shall remain outstanding hereunder subject to being repaid by the Borrower to the Lenders pursuant to the terms hereof.

3.3 Conversion Right Exercise Procedure

     In order to exercise the Conversion Right, the Borrower shall, prior to the repayment in full of the Maturity Amounts, deliver to the Lenders a written notice substantially in the form set out in Schedule 3.3 hereto (a “Conversion Notice”), duly signed by the Borrower or its legal representatives or its attorney duly appointed by an instrument in writing specifying the principal amount, and accrued and unpaid interest thereon , of the Loan or Loans to be converted (the “Conversion Amount”) and the date (the “Conversion Date”) upon which the conversion is to become effective. Subject to the provisions of Section 3.2, upon delivery of such written notice to the Lenders by the Borrower:

(a)	the Lenders or the applicable Lender, as the case may be, shall be deemed for all purposes to have subscribed for the number of Common Shares which such Lender or Lenders shall be entitled to receive pursuant to the exercise of such Conversion Right by the Borrower;

(b)	the Lenders or the applicable Lender, as the case may be, shall have, and shall be deemed for all purposes to have, agreed with the Borrower to set-off effective as of the Conversion Date all liability of the Borrower with respect to the Conversion Amount against payment of the Conversion Price on the Conversion Date for the Common Shares issuable upon such conversion; and

(c)	such set-off of the Conversion Amount shall constitute full payment of the Conversion Price on the Conversion Date for the Common Shares issuable upon such conversion.

     As promptly as practicable after a Conversion Date, and in no event more than fourteen (14) days following the Conversion Date, the Borrower shall issue or cause to be issued and deliver or cause to be delivered to the Lenders or the applicable Lender, as the case may be, a certificate or certificates in the name such Lenders or Lender for the number of Common Shares deliverable upon the applicable conversion and provision shall be made in respect of any fraction of a share as provided for below. Such conversion shall be deemed to have been effected immediately at 10:00 a.m. (Toronto time) on the Conversion Date and, at that time, all rights of the Lenders or the applicable Lender, as the case may be, under the Loan Documents in respect of the Conversion Amount shall cease and the Lenders or the applicable Lender, as the case may be, shall be deemed to have become on such date the holder of record of the Common Shares issuable to it upon such conversion; provided, however, that, if the Conversion Date is a date on

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

which the transfer registers for Common Shares is closed, the Lenders or the applicable Lender, as the case may be, shall become the holder of record thereof for all purposes at 10:00 a.m. (Toronto time) on the next succeeding date on which such transfer registers are open. No payment or adjustment shall be made upon any conversion on account of any dividends on the Common Shares issuable upon conversion. Notwithstanding anything herein contained, the Borrower shall in no case be required to issue fractional Common Shares upon any conversion of all or any portion of any Loan. If any fractional interest in a Common Share would, except for the provisions of the preceding sentence, be deliverable upon any such conversion, the Borrower shall satisfy such fractional interest by payment to the applicable Lender of a cash amount equal (to the nearest cent or Equivalent Amount to such cent) to the product of such fractional interest and the Conversion Price in effect on the applicable Conversion Date. The Borrower warrants and covenants that all Common Shares issued upon exercise of a Conversion Right shall be duly and validly issued as fully paid and non-assessable.

3.4 Adjustments

     If following the Closing Date, but prior to any applicable Conversion Date the Borrower (i) pays a dividend in Common Shares or makes a distribution of Common Shares, in either case to holders of Common Shares, (ii) subdivides its outstanding Common Shares, (iii) combines its outstanding Common Shares into a smaller number of Common Shares, or (iv) issues by reclassification or reorganization other securities of the Borrower to all holders of Common Shares, the number of shares issuable upon the exercise of such Conversion Right and the purchase price per share shall be adjusted as determined by the board of directors of the Borrower in its sole discretion so that the number of Common Shares or other securities of the Borrower to be issued to the applicable Lender on the exercise of such Conversion Right shall be the same kind and number of Common Shares or other securities of the Borrower which such Lender would be entitled to if the applicable conversion had taken place immediately prior to the event or record date with respect to the actions in clauses (i) to (iv) above.

3.5 Receipt

     Upon completion of the exercise of each Conversion Right, the applicable Lender shall issue a receipt addressed to the Borrower acknowledging receipt of the applicable Common Shares received by the Borrower.

3.6 Right of First Offer

     So long as (i) any amounts are owing to a Lender under the Loan Documents, or (ii) the Lender or any of its Subsidiaries owns five percent (5%) or more of the Borrower Shares, the Borrower shall provide the Euro Lender with prior written notice (a “Notice of Sale”) of any proposal by the Borrower to sell, transfer or otherwise dispose of (otherwise than pursuant to a Permitted Merger or pursuant to a sale, transfer or other disposition to a Subsidiary of the Borrower) any assets or portion of the business of the Borrower (detailing the assets concerned) representing, in either case, in excess of 10% of the consolidated revenues of the Borrower, determined in accordance with the most recent audited financial statements of the Borrower (the “Right of First Offer”). The Borrower shall not dispose of the assets or business described in

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

the Notice of Sale, in whole or in part, until the earliest of (i) its receipt of a written offer from the Euro Lender or any of its Subsidiaries to purchase such assets or business from the Borrower (in which case the Borrower may dispose of such assets or business to the Euro Lender pursuant to such offer to purchase or to any other Person for aggregate consideration which in the good faith opinion reasonably held of the Borrower is greater than the consideration to be paid by the Euro Lender pursuant to its offer to purchase); (ii) its receipt of a written notice from the Euro Lender that the Euro Lender does not wish to make an offer to purchase the assets, or (iii) 45 days following delivery of the Notice of Sale to the Euro Lender.

ARTICLE 4
INTEREST

4.1 Interest

     From and after the Closing Date, the unpaid balance of each Loan, from time to time, shall bear interest in respect of each day, both before and after an Event of Default or judgment, at a rate of five and one half percent (5.5%) per annum compounded quarterly (for the purpose of the Interest Act (Canada) the effective annual rate of interest is 5.89% per annum) (the “Fixed Rate”). Such interest shall be calculated (and compounded) quarterly in arrears, in U.S. Dollars in the case of the U.S. Dollar Loan and in Euros in the case of the Euro Loan, and payable on the first Business Day of each Financial Quarter commencing on the first Business Day of January 2004 until all amounts owing to the Lenders hereunder have been paid in full. For greater certainty and without limitation, interest shall begin accruing on the Loans as of the Closing Date; the first payment of interest on the Loans shall be made on the first Business Day of January 2004 (which is the first Business Day of the first Financial Quarter of 2004) which payment shall represent the interest accrued between the Closing Date and the first Business Day of January 2004. The second payment of interest under the Loans shall be made on the first Business Day of the second Financial Quarter of 2004 which payment shall represent the interest accrued on the Loans between the first Business Day of January 2004 and the first Business Day of the second Financial Quarter of 2004 and so on for subsequent Financial Quarters.

     For purposes of the Interest Act (Canada), (i) whenever any interest or other amount under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

ARTICLE 5
CLOSING DELIVERIES

5.1 Deliveries on Closing

     The Parties each respectively acknowledge that, immediately prior to or on the Closing Date:

(a)	no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Loans;

(b)	the Loans will not violate any applicable law, order or judgment;

(c)	the representations and warranties of the Borrower contained in Article 6 are true and correct on the date of the Loans as if such representations and warranties were made on that date;

(d)	the Representative Lender has received, in form, substance, scope and dated a date satisfactory to it and its counsel: certified copies of:

(i)	a certificate of status, compliance or like certificate with respect to the Borrower issued by the appropriate Governmental Entity of the Province of Ontario;

(ii)	the Loan Documents specified in Part I of Schedule 7.1(p);

(iii)	evidence of registration of the Borrower’s General Security Agreement in such jurisdictions as the Lender may require;

(iv)	a full and final release of The Bank of Nova Scotia addressed to the Borrower and the Representative Lender in a form acceptable to the Lenders and their counsel acting reasonably;

(v)	all discharges, subordination agreements, waivers and confirmations as may be required to ensure that all obligations under the Loan Documents are secured by Liens (subject only to Permitted Liens) on the property and assets of the Borrower with such exceptions as are permitted pursuant to this Agreement or any of the other Loan Documents;

(vi)	a certificate of insurance with respect to the insurance policies required pursuant to Section 7.1(j) showing the Lender as an additional loss payee as its interests may appear relative to the general property insurance carried with respect to the Borrower;

(vii)	favourable opinions of counsel to the Borrower;

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

(viii)	a general summary of the key terms of each principal form of compensation, commission and incentive plans in effect for the employees, management and agents of the Borrower and its Subsidiaries working in the Core Business, in a form reasonably acceptable to the Lender and a copy of the form of compensation, commission and incentive plans in effect for the employees, management and agents of the Borrower and its Subsidiaries working in the DS Products and Services Business; and

(ix)	approval of the TSX of the transactions contemplated herein; and

(e)	the Euro Lender, the Borrower or their respective Subsidiaries, as the case may be, shall have entered into the following agreements with IBM (collectively, the “IBM Agreements”):

(i)	IBM Marketing and Services Agreement between IBM, and Borrower, dated June 18, 2002 (the “IBM Marketing and Services Agreement”); and

(ii)	Joint Initiative Agreement between IBM (IGS) and the Borrower, dated June 18, 2002.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties

     The Borrower represents and warrants to each respective Lender, acknowledging and confirming that the Lenders are relying on such representations and warranties, without independent inquiry in entering into this Agreement and providing the Loans, that:

(a)	Incorporation and Qualification. The Borrower is a corporation duly incorporated, organized and validly existing under the laws of the Province of Ontario. Each of the Subsidiaries of the Borrower is a corporation duly incorporated, amalgamated or continued, as the case may be, and duly organized and validly existing under the laws of its jurisdiction of incorporation as set forth in Schedule 6.1(v)(i). Each of the Borrower and its Subsidiaries is qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the failure to be so qualified, licensed or registered would have a Material Adverse Effect.

(b)	Corporate Power. The Borrower and each of its Subsidiaries has all requisite corporate power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it, and (ii) enter into and perform their respective obligations under the Loan Documents to which they are a party;

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

(c)	Conflict With Other Instruments. The execution and delivery by the Borrower and each of its Subsidiaries that are parties to the Loan Documents and the performance thereby of their respective obligations under, and compliance with the terms, conditions and provisions of, the Loan Documents will not (i) conflict with or result in a breach of any of the terms or conditions of (t) its constating documents or by-laws, (u) any applicable law, rule or regulation, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it, except in any such case for any such conflict or breach which would not have, and would not be reasonably expected to have, a Material Adverse Effect, or (ii) result in, require or permit (x) the imposition of any encumbrance in, on or with respect to any of its assets or property (except in favour of the Security Agent), (y) the acceleration of the maturity of any Funded Debt binding on or affecting the Borrower or any of its Subsidiaries (except for any rights which may be available to The Bank of Nova Scotia under its lending arrangements with the Borrower, or (z) any third party to terminate or acquire rights under any Material Agreement;

(d)	Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Loan Documents by the Borrower and each of its Subsidiaries that is a party thereto and the performance thereby of their respective obligations under the Loan Documents have been duly authorized by all necessary corporate action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations under the Loan Documents except (a) for authorizations, consents, approvals, registrations, qualifications, designations, declarations or filings which are in full force and effect, unamended, at the date of this Agreement, (b) any filings or registrations required to be made relative to the Borrower’s General Security Agreement and the Borrower’s Specific Security Agreements under applicable personal property security legislation , (c) to the extent that the failure to have obtained any such other authorization, consent, approval, registration, qualification, designation, declaration or filing would not and could not reasonably be expected to have a Material Adverse Effect;

(e)	Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each of its Subsidiaries that is a party thereto and constitute legal, valid and binding obligations of the Borrower and such Subsidiaries enforceable against such Persons in accordance with their respective terms, subject only to the exceptions and qualifications set forth in the opinion, if any, of counsel for the Borrower delivered to the Representative Lender in connection with the closing of the transactions contemplated under this Agreement;

(f)	Authorizations, etc. The Borrower and each of its Subsidiaries possess all authorizations, permits, consents, registrations and approvals necessary to properly conduct their respective businesses at full operating capacity, and all

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

such authorizations, permits, consents, registrations and approvals are in good standing and in full force and effect, except to the extent that the failure to possess any such authorization, permit, consent, registration or approval, or for the same to be in full force and effect, would not and could not reasonably be expected to have a Material Adverse Effect;

(g)	Trademarks, Patents, etc. The Borrower and each of its Subsidiaries possesses, licenses or otherwise has the right to use all the trademarks, trade names, copyrights, patents and licenses reasonably necessary for the conduct of their respective businesses, except in any such case to the extent that the failure to do so would not have, and would not be reasonably expected to have, a Material Adverse Effect. To the best knowledge of the Borrower, neither it nor any of its Subsidiaries is infringing or is alleged to be infringing on the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration in respect thereof), license, discovery, improvement, process, formula, know-how, data, plan or specification to the extent that any such infringement or alleged infringement would not have, and would not be reasonably expected to have, a Material Adverse Effect;

(h)	No Infringement. The rights of the Borrower and its Subsidiaries in or to the Intellectual Property currently owned by the Borrower or its Subsidiaries, or licensed and used by the Borrower or its Subsidiaries in an operational sense in the conduct of the day to day operation of its business (but excluding for greater certainty Intellectual Property which is owned by third parties and only sold or distributed by the Borrower or its Subsidiaries in the course of their business), do not conflict with or infringe (a) on the copyrights, trade secrets or know-how of any other Person, and none of the Borrower or the Subsidiaries have received any claim or written notice from any Person, to such effect and (b) to the best knowledge of the Borrower and its Subsidiaries, with the published patents or registered trademarks of any Person;

(i)	Ownership and Use of Property. Except for Permitted Liens, each of the Borrower and its Subsidiaries has good and marketable title in fee simple to the real properties which they own and good and merchantable title to all the tangible and intangible personal property reflected as assets being owned by it in their books and records. The Borrower and each Subsidiary thereof owns, leases or has the lawful right to use all of the assets necessary for the conduct of their respective businesses at full operating capacity except to the extent that the failure to have such right to use would not and would not reasonably be expected to have a Material Adverse Effect;

(j)	Compliance with Laws. Each of the real properties owned or leased of the Borrower and its Subsidiaries have been used in accordance with, and the Borrower and each of its Subsidiaries are in compliance with, all applicable laws, judgments and orders and rulings, guidelines and decisions having force of law

Any text removed pursuant to Dassault Systèmes’ confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked “[***]” herein.

except to the extent that the failure to be in such compliance would not and could not reasonably be expected to have a Material Adverse Effect;

(k)	No Default. Neither the Borrower nor any of its Subsidiaries is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it;

(l)	No Material Adverse Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents, by-laws or any shareholders’ agreement applicable to it) which has or, based on the facts and circumstances in effect on the date of this Agreement could reasonably be expected in the future to have a Material Adverse Effect;

(m)	Environmental Compliance. Except as set out in Schedule 6.1(l), to the knowledge of the Borrower:

(i)	none of the real properties owned or leased by the Borrower or any of its Subsidiaries (i) has ever been used by any Person as a waste disposal site or a landfill, or (ii) has ever had any asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under it at the date of this Agreement;

(ii)	no properties adjacent to any of the real properties owned or leased by the Borrower or any of its Subsidiaries are contaminated;

(iii)	there are no contaminants located on, at or under any of the real properties owned or leased by the Borrower or any of its Subsidiaries; and

(iv)	neither the Borrower nor any of the Canadian Subsidiaries has transported, removed or disposed of any waste to a location outside of Canada as at the date of this Agreement;

(n)	Pension Plans. Neither the Borrower nor any of its Subsidiaries (i) has any unfunded obligation under any pension plan, or (ii) is a party to any pension plan which could create an unfunded obligation of the Borrower or its Subsidiaries under such plan;

(o)	Material Agreements, etc. The Borrower and its Subsidiaries are in compliance in all material respects with all Material Agreements and none of the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, any other party to any Material Agreement, has defaulted in any material respect under any of the Material Agreements. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any Material Agreement. There is no material dispute regarding any Material Agreement;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(p)	Labour Matters. There are no existing or, to the best knowledge of the Borrower, threatened strikes, lock-outs or other disputes relating to any collective bargaining agreement to which the Borrower or any of its Subsidiaries is a party. None of the Borrower nor any of its Subsidiaries is a party to any collective agreement except for one collective agreement in Germany to which a German Subsidiary of the Borrower is a party;

(q)	Books and Records. All books and records of the Borrower and its Subsidiaries have been fully, properly and accurately kept and completed and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Borrower’s and its Subsidiaries’ books and records and other data and information are available to the Borrower in the ordinary course of its business;

(r)	Tax Liability. The Borrower and each of its Subsidiaries have filed all tax and tax-related information returns which are required to be filed. The Borrower and each of its Subsidiaries have paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns is being contesting in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP. Adequate provision for payment has been made in accordance with GAAP for taxes not yet due. There are no tax disputes existing or, to the knowledge of the Borrower, pending involving the Borrower, any of its Subsidiaries or the Business which could reasonably be expected to have a Material Adverse Effect;

(s)	Corporate Structure. At the date of this Agreement Schedule 6.1(r):

(i)	there are no Subsidiaries of the Borrower other than the Subsidiaries identified as such in Schedule 6.1(r); and

(ii)	the share ownership of each of the Subsidiaries of the Borrower is as described in Schedule 6.1(r);

(t)	Subsidiaries, etc. None of the Borrower or any of its Subsidiaries is an unlimited liability company nor do any of the Borrower or any Subsidiary have any shares of or interests in any unlimited liability company;

(u)	Financial Statements. The audited consolidated financial statements of the Borrower for the Financial Year ended on December 31, 2001, copies of which have been furnished to the Representative Lender, fairly present the consolidated financial position of the Borrower at such date and the consolidated results of the operations and changes in financial position of the Borrower for the period then ended, all in accordance with GAAP;

(v)	Reporting Issuer. The Borrower is a reporting issuer in each of the provinces of Canada and it not in default of its obligations as such under securities legislation or regulations to which it is subject. No securities commission or similar

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

regulatory authority has issued any order preventing or suspending trading in any securities of the Borrower;

(w)	Permitted Liens. Each of the personal property registrations described in Schedule 6.1(w) against the Borrower in favour of the secured parties (the “Specified Secured Parties”) identified in Schedule 6.1(w) only perfect a Lien upon property or assets of the Borrower which constitute Permitted Liens and do not perfect or otherwise relate to any Lien generally upon all of or substantially all of the property and assets of the Borrower; and none of the Specified Secured Parties have rights under such Liens, or under the agreements creating the indebtedness secured by such Liens, which materially adversely affect, or could reasonably be expected to materially adversely affect, the rights of the Lenders under the Loan Documents;

(x)	Schedule Disclosure At the date of this Agreement:

Schedule 6.1(v)(i) is a list of (i) the chief executive office, head office, registered office and chief place of business of the Borrower, (ii) the jurisdictions in which the Borrower carries on business, (iii) the jurisdictions in which the Borrower has any account debtors, (iv) the jurisdictions in which the Borrower stores any tangible personal property (except for goods in transit in the ordinary course of business), and (v) the office addresses of all of the Borrower and its Subsidiaries identifying on such list the fifteen (15) largest of its Subsidiaries of the Borrower, determined by revenues in 2001;

Schedule 6.1(v)(ii) is a list of all authorizations, permits, consents, registrations and approvals which are material to the Borrower;

Schedule 6.1(v)(iii) is a list of all trademarks, tradenames, copyrights and patents (and the registration particulars thereof) which are material to the Borrower;

Schedule 6.1(v)(iv) is a list of all actions, suits, arbitrations or proceedings pending, taken or, to the Borrower’s knowledge threatened, before or by any Governmental Entity or other Person affecting the Borrower or any of its Subsidiaries involving claims which individually or in the aggregate exceed U.S. $100,000; and

Schedule 6.1(v)(v) contains a list of all Material Agreements.

(y)	Disclosure. All written information respecting the Borrower supplied by the Borrower to the Lenders (i) was prepared in good faith, adequately disclosed all relevant assumptions, is reasonable and (ii) is true and accurate in all material respects. There is no fact known to the Borrower which could reasonably be expected to have a Material Adverse Effect and which has not been fully disclosed. Subject to the preceding provisions of this section, no event has

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

occurred which could be reasonably anticipated to have a Material Adverse Effect since the date of the last audited financial statements delivered to the Representative Lender; and

(z)	Compensation Plans. The Summary of Compensation, Commission and Incentive Plans delivered to the Representative Lender on or about the date of this Agreement contains a true and accurate description of the material terms of the compensation, commission and incentive plans described in such Summary and such plans are in effect, or are to be in effect at the dates indicated in such Summary, for the employees, sales management and agents of the Borrower and its Subsidiaries working in the Core Business. Such compensation plans will be applied by the Borrower to all employees working in the Core Business, in accordance with the Business Plan.

6.2 Survival of Representations and Warranties.

     The representations and warranties in this Agreement and in any other Loan Document shall not merge in or be prejudiced by, and shall survive (but for greater certainty not be deemed to be repeated following) the initial advance and shall continue in full force and effect so long as any amounts are owing by the Borrower to either Lender under this Agreement.

ARTICLE 7
COVENANTS OF THE BORROWER

7.1 Affirmative Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 9.1, the Borrower shall:

(a)	Financial Reporting. Deliver to the Representative Lender promptly (and in any event within 2 Business Days) following filing the same with Canadian securities regulators the quarterly and annual financial statements of the Borrower filed from time to time by the Borrower with Canadian securities regulators pursuant to the Borrower’s continuous disclosure obligations under Canadian securities legislation, and (ii) together with each delivery of such financial statements, a certificate (a “Compliance Certificate”) of the Borrower substantially in the form of Schedule 7.1(a) signed on its behalf by its president, chief executive officer, chief operating officer, chief financial officer or treasurer (or any other officer of the Borrower with the duties and responsibilities of any such office notwithstanding that the title of such officer may be different than those specified above) any other officer acceptable to the Representative Lender;

(b)	Environmental Reporting. Promptly, and in any event within 10 days, deliver to the Representative Lender a detailed statement describing any of the following occurrences (i) any order or judgment of any Governmental Entity requiring the

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

Borrower or any of its Subsidiaries to incur Environmental Liabilities (w) in excess of $1,000,000 in any one instance, (x) together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of $1,000,000 in the aggregate, (ii) any state of affairs on any of the Subject Properties which could result in the incurrence of Environmental Liabilities (y) in excess of $1,500,000 in any one instance, or (z) together with all other expenditures incurred in respect of Environmental Liabilities in any Financial Year, in excess of $1,500,000 in the aggregate, and (iii) the action taken or proposed to be taken in connection with such occurrences;

(c)	Corporate Existence. Except for Permitted Mergers and except as otherwise permitted in this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence;

(d)	Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply with the requirements of all applicable laws, judgments, orders, decisions and awards except to the extent that the failure to so comply would not and could not be reasonably expected to have a Material Adverse Effect;

(e)	Maintenance of Properties. From time to time, make and cause each of the Subsidiaries of the Borrower to make all repairs, renewals, replacements, additions and improvements to the real properties owned or leased by the Borrower and its Subsidiaries and their other properties and assets, so that the DS Products and Services Business and the Borrower’s Subsidiaries’ respective businesses, as the case may be, may be properly and advantageously conducted at all times in accordance with prudent business management practice;

(f)	Auditors. Continue to appoint as its auditors a firm of national standing in Canada;

(g)	Payment of Taxes and Claims. Pay or cause to be paid and cause each of its Subsidiaries to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or upon its Subsidiaries, and (ii) all claims which, if unpaid, might by law become a Lien upon the assets, except any such tax, assessment, charge, levy or claim which (x) is being contested in good faith and by proper proceedings and in respect of which the Borrower or its Subsidiaries have established adequate reserves in accordance with GAAP or (y) are Permitted Liens;

(h)	Keeping of Books. Keep, and cause each of the Subsidiaries of the Borrower to keep, proper books of record and account, in which full and correct entries shall be made in respect of the DS Products and Services Business or businesses, as the case may be;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(i)	Visitation and Inspection. At any reasonable time or times during normal business hours and on reasonable notice to the Borrower, permit either Lender to visit the properties of the Borrower and its Subsidiaries, and to discuss their affairs, finances and accounts with the officer appointed as (or performing the functions of) the chief financial officer of the Borrower;

(j)	Maintenance of Insurance. Maintain, in respect of itself and each of the Borrower’s Subsidiaries, insurance at all times with responsible insurance carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiaries, as the case may be, operate, such policies with respect to the general corporate liabilities, property and assets of the Borrower and show the Security Agent as an additional loss payee (for property insurance on the property of the Borrower) as its interests may appear under a mortgage clause in a form approved by the Insurance Bureau of Canada (it being agreed that, provided that no Event of Default has occurred and is then continuing, any amounts from time to time payable under any such insurance shall be released to the Borrower to be used by the Borrower to repair or replace the applicable asset or property or otherwise used by the Borrower for the purpose of carrying on its business in the ordinary course);

(k)	DS Products and Services Business. The Borrower and its Subsidiaries will, pursuant the Business Plan and any replacement thereof pursuant to the terms hereof: (i) continue to carry on the Core Business (other than the DS Products and Services Business), (ii) begin and subsequently continue to carry on the DS Products and Services Business, (iii) ensure that the business activities of the Borower and its Subsidiaries are comprised primarily and substantially of the Core Business, (iv) ensure that the DS Products and Services Business comprises a material part of the business activities of the Borrower and its Subsidiaries and (v) not make any changes to Items (i)-(iv) above;

(l)	Annual Business Plan. Beginning upon the expiry of the term of the Business Plan, being thirty (30) days prior to the end of the 2004 calendar year, and no less than thirty (30) days prior to the end of each subsequent calendar year, so long as the Borrower is liable for any amounts hereunder to either Lender, the Borrower shall deliver to the Representative Lender a business plan relative to the DS Products and Services Business for the year to follow in a form reasonably acceptable to the Representative Lender;

(m)	[***]. The Borrower will cause each of [***] and [***] to remain active members of the executive management of the Borrower for a period of at least 5 years from the date of this Agreement subject to the unavailability of any such Person to be so involved at any time during such 5 year period as a consequence of illness, disability, disappearance, death or other casualty;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(n)	Further Assurances. Upon request of the Representative Lender, execute and deliver or cause to be executed and delivered to the Representative Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Representative Lender to carry out more effectively the provisions and purposes of the Loan Documents;

(o)	Assignment of IBM Agreement. If the Euro Lender or a Subsidiary of the Euro Lender, upon thirty (30) days written notice to the Borrower, assumes by way of assignment all of IBM’s rights and obligations under the IBM Agreements, the Borrower shall, without prejudice to any rights and claims that it may have at such time under any such agreements against IBM, agree to consent to such assignment and to recognize the Euro Lender or such Subsidiary as the successor counterparty to the Borrower under such IBM Agreements; the Borrower also covenants that, following any such assignment and consent from the Borrower as provided for above, the Borrower, if requested by the Representative Lender, shall enter into a marketing and services agreement with the Lender, or its designated Subsidiary, within thirty (30) days of such request in replacement of the IBM Agreements so assigned to the Lender or its Subsidiary provided that the terms of such new agreement are not materially less favourable to the Borrower than those of the IBM Agreements so assigned; and

(p)	Borrower’s Specific Security Agreements. Within forty-five (45) days from and after the Closing Date, the Borrower will execute and deliver, or cause to be executed and delivered, as the case may be, to the Security Agent the Borrower’s Specific Security Agreements identified in Part II of Schedule 7.1(p) and will provide the Security Agent with evidence satisfactory to the Security Agent, acting reasonably, of all registrations and filings having been made that are deemed required or necessary in the reasonable opinion of the Security Agent or its legal counsel in the applicable jurisdictions where such Specific Collateral is located to preserve, protect or perfect, as applicable, the Lien of the Security Agent under such Borrower’s Specific Security Agreements in the Specific Collateral charged thereunder as a first priority Lien, subject only to Permitted Liens (the date on which such Borrower’s Specific Security Agreements and evidence of registrations and filings are delivered to the Security Agent being the “Specific Security Delivery Date”).

7.2 Negative Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 9.1 (such consent not to be unreasonably withheld or delayed in respect of Sections 7.2(a), 7.2(f) and 7.2(g) only), the Borrower shall not:

(a)	Funded Debt. Create, incur, assume or suffer to exist or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Funded Debt other than, without duplication, (i) Funded Debt to the Lenders under this Agreement,

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(ii) Funded Debt under the Other Lender Credit Agreement, (iii) Funded Debt from time to time under one or more Permitted Senior Credit Facilities (subject to the maximum aggregate principal amount of the indebtedness permitted to be outstanding at such time under all such Senior Permitted Credit Facilities pursuant to the definition of the term ‘Permitted Senior Credit Facilities’), (iv) Funded Debt secured by any Permitted Lien (subject to the limitations on the indebtedness permitted to be secured by such Permitted Lien pursuant to the definition of the term ‘Permitted Lien’), (v) Funded Debt of up to U.S. $6,000,000 advanced to the Borrower on or about the Closing Date as an advance for certain services to be rendered by the Borrower, (vi) any refinancing, replacement or renewal of such Funded Debt not exceeding (y) in principal amount, the amount outstanding on the date of the refinancing, renewal or replacement, and (z) in interest rate, a market competitive rate on the date of the refinancing, renewal or replacement, and otherwise on terms and conditions no more restrictive than the terms and conditions of the Funded Debt to be refinanced, renewed or replaced, and (iv) additional unsecured Funded Debt not otherwise permitted pursuant to this Section in a principal amount not in excess of U.S.$5,000,000 (or the Equivalent Amount in any other currencies) in the aggregate outstanding at any one time;

(b)	Liens. Create, incur, assume or suffer to exist, or permit any of the Borrower’s Subsidiaries to create, incur, assume or suffer to exist, any Lien on any of their respective properties or assets other than Permitted Liens;

(c)	Mergers, Etc. Enter into, or permit any of the Borrower’s Subsidiaries to enter into, any reorganization, consolidation, amalgamation, arrangement, winding-up, merger or other similar transaction (any such transaction being a “Merger Transaction”) except for a Permitted Merger.

(d)	Disposal of Assets Generally. Sell, exchange, lease, release or abandon or otherwise dispose (a “Disposition”) of, or permit any of its Subsidiaries to Dispose of, any assets or properties in excess of U.S. $3,000,000 (or the Equivalent Amount in any other currency or currencies) to any Person other than (i) bona fide sales, exchanges, leases, abandonments or other dispositions in the ordinary course of business for the purpose of carrying on the Core Business or the Subsidiary’s business, as the case may be, and at fair market value, (ii) property or assets which have no material economic value in the Core Business or the Subsidiary’s business or are obsolete.

(e)	Share Capital. Issue Common Shares, or any options, warrants or securities convertible into Common Shares, representing more than 15% of the Common Shares outstanding at the time of such issuance, except for Commons Shares and any such options, warrants or securities convertible into Common Shares issued pursuant to the exercise of Conversion Rights or the exercise of any conversion rights under the Other Lender Credit Agreement;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(f)	Subsidiaries. Acquire any Subsidiary or business for an aggregate consideration in excess of U.S. $5,000,000 (or the Equivalent Amount in any other currencies);

(g)	Financial Year. Except as a result of a Permitted Merger, change its Financial Year without the prior written approval of the Representative Lender;

(h)	Amendments. Allow any amendments to any Material Agreement if such amendments could reasonably be expected to have a Material Adverse Effect;

(i)	Contaminants, etc. Permit any asbestos, asbestos-containing materials, PCBs, radioactive substances or other contaminants which could be the subject of a clean-up order to be located on, at or under any of the real properties owned or leased by the Borrower or a Subsidiary thereof. Permit any underground storage vessels to be located or installed at any of the real properties owned or leased by the Borrower or a Subsidiary thereof;

(j)	No Private Placements. The Borrower will not issue, by way of private placement any Common Shares (other than shares issuable upon exercise of the Conversion Right under this Agreement, under employee stock option plans existing on the date of this Agreement or under employee stock options entered into after the date of this Agreement consistent with past practices, or any securities convertible into Common Shares (other than employee stock options entered into after the date of this agreement consistent with past practices), prior to obtaining the approval of the Conversion Right under the Other Lender Credit Agreement as contemplated by Section 5.2(c) of the Other Lender Credit Agreement; and

(k)	No Quebec Liens. Without limitation to the other obligations of the Borrower hereunder, until such time as the Borrower has fulfilled all of its obligations under Section 7.4(e), neither the Borrower nor any of its Subsidiaries shall grant any Lien in the Province of Quebec.

7.3 Financial Covenant

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 9.1, the Borrower shall maintain, at all times, a ratio of Adjusted Consolidated Funded Debt (calculated as at the end of the most recently completed Financial Quarter) to Consolidated Equity (calculated as at the end of the most recently completed Financial Quarter) of at least 1.0 to 1.0.

     For the purposes of this Section 7.3:

“Adjusted Consolidated Funded Debt” means at any time the amount, if any, by which the Funded Debt of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such time exceeds Consolidated Cash and Short Term Investments at such time;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

“Consolidated Cash and Short Term Investments” means, on any date, all cash and all debt securities or debt investments (including without limitation bankers’ acceptances, government obligations, financial institution deposit certificates or debt obligations and commercial paper) which have terms to maturity of not more than 1 year from and including such date held on such date by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; and

“Consolidated Equity” means, at any time, the amounts which would, on a consolidated basis in accordance with GAAP, then be included as shareholders’ equity, retained earnings or contributed surplus on a balance sheet of the Borrower and its Subsidiaries.

7.4 Security Covenants

     So long as any amount owing by the Borrower or any of its Subsidiaries under the Loan Documents remains unpaid, and unless consent is given in accordance with Section 9.1, the Borrower shall:

(a)	Status of Accounts Collateral. With respect to the Collateral and Specific Collateral (i) maintain books and records pertaining to the Collateral and Specific Collateral in such detail, form and scope as the Representative Lender reasonably requires, and (ii) report immediately to the Representative Lender any matters materially adversely affecting the value, enforceability or collectibility of the Collateral and Specific Collateral, taken as a whole;

(b)	Business Outside Certain Jurisdictions. At least 30 days prior to any of the following changes becoming effective, notify the Representative Lender in writing of (i) any proposed change in the location of (w) any place of business of the Borrower, (x) the chief executive office or head office of the Borrower, (y) any account debtors of the Borrower, and (z) any place where tangible property of the Borrower is stored, and (ii) any proposed change in the name of the Borrower;

(c)	Perfection and Protection of Security Interest. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any defects in the validity or enforceability of any of the Security and execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents (including the filing of any financing statements or financing change statements) as the Representative Lender may consider necessary or desirable to protect or otherwise perfect the Security;

(d)	Release of Security. On the date of the due payment and performance in full of all Maturity Amounts (including as a consequence of the exercise of a Conversion Right or successive Conversion Rights), under both Loans to both Lenders this Agreement shall terminate, and promptly after such date and the due payment and performance in full of all ‘Maturity Amounts’ (as defined in the Other Lender

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

Loan Agreement) (including as a consequence of the exercise of a ‘Conversion Right’ or successive ‘Conversion Rights’ (as defined in the Other Lender Loan Agreement)), under both ‘Loans’ (as defined in the Other Lender Loan Agreement) to both Lenders, the Lenders will release and discharge, and will cause the Security Agent to release and discharge, the Security and all right, title and interest of the Security Agent and the Lenders in the property and assets of the Borrower and its Subsidiaries under the Security. In addition, if any asset or property of the Borrower or a Subsidiary thereof is Disposed of as specifically permitted by this Agreement, the Lenders, at the request of the Borrower, will, and will cause the Security Agent to, discharge such asset or property from the Security and deliver and re-assign to the Borrower or the applicable Subsidiary (without any representation or warranty) any such asset or property then in the possession of the Lenders or the Security Agent provided, however, that (i) the Borrower or one of its Subsidiaries, as the case may be, concurrently with any such discharge of Specific Collateral under the Borrower’s Specific Security Agreements, grant Security to the Security Agent over another asset of the Borrower or one of its Subsidiaries of equal or greater value to the Specific Collateral so disposed of and (ii) that the aggregate value of all the Special Collateral combined remains unchanged or increases. If any Liens are permitted to be placed over any part of the assets or property of the Borrower or any of its Subsidiaries (whether in priority to any of the Security or otherwise) pursuant to the provisions of this Agreement, or otherwise at the direction or with the consent of the Lenders, the Lenders shall, at the request of the Borrower, will, and will cause the Security Agent to, provide such assurances, confirmations, postponements and subordinations respecting such assets and property and the Security as the Borrower may reasonably request in the circumstances.

(e)	Quebec Hypothec. Within five (5) Business Days following the Closing Date, the Borrower shall do all things reasonably necessary to cause the Hypothec to be registered with the Quebec Register of Personal and Movable Real Rights and deliver an opinion thereon of its legal counsel to the Representative Lender in a form acceptable to the Representative Lender and its legal counsel, acing reasonably.

7.5 Authorization and Action of Security Agent

     Each Lender irrevocably appoints and authorizes the Security Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it by the terms of this Agreement and the other Loan Documents, together with all powers reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Security Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of both Lenders.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

7.6 Holding of Security; Sharing of Payments, etc.

     The Security shall be held by the Security Agent for the benefit of each of the Lenders in accordance with its terms and any proceeds from any realization of the Security shall be applied to the Loans made by each Lender rateably (whether such Security is held in the name of the Security Agent or in the name of any one or both of the Lenders and without regard to any priority to which the Lender may otherwise be entitled under applicable law).

ARTICLE 8
EVENTS OF DEFAULT

8.1 Events of Default

     If any of the following events (each an “Event of Default”) occurs and is continuing:

(a)	the Borrower fails to pay any principal or interest in respect of a Loan when such amount becomes due and payable and such failure remains unremedied for a period of [***] Business Days;

(b)	any representation or warranty or certification made or deemed to be made by the Borrower or any of its Subsidiaries thereof in any Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made; and, if the circumstances giving rise to the materially incorrect representation or warranty are capable of modification or rectification (such that, thereafter the representation or warranty would not be incorrect in any material respect), the representation or warranty remains uncorrected for a period of [***] days following written notice of such material incorrectness by the Representative Lender to the Borrower;

(c)	the Borrower fails to perform or observe or comply with any of the covenants contained in Section 7.2 (Negative Covenants) or Section 7.3 (Financial Covenant), or its obligations in Section 2.5 (Change of Control) to make an offer to repay the Loans as required by Section 2.5, or to make a repayment of a Loan in the full amount required as a result of acceptance of any such offer by the Representative Lender, and in any such case such failure remains unremedied for [***] days following notice of such failure by the Representative Lender to the Borrower;

(d)	the Borrower fails to perform, observe or comply with any of the covenants contained in Section 7.1 (Affirmative Covenants) and such failure remains unremedied for [***] days following notice of such failure by the Representative Lender to the Borrower;

(e)	a Subsidiary of the Borrower fails to perform or observe or comply with any material term or agreement contained in any Loan Document to which it is a party

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

and such failure remains unremedied for [***] days following notice of such failure by the Representative Lender to the Borrower;

(f)	except as specifically permitted pursuant to the terms of the Memorandum of Understanding between the Parties executed on April 16, 2002, prior to the payment in full of all amounts owing by the Borrower and its Subsidiaries under the Loan Documents, the Borrower shall, on its own behalf or on behalf of any other Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business for the distribution of software products that are competitive or substantially similar to those of the Euro Lender or its Subsidiaries other than as specifically permitted pursuant to the IBM Agreements;

(g)	the Borrower fails to perform, observe or comply with any other term, covenant or agreement contained in any Loan Document and such failure remains unremedied for [***] days following written notice of such failure by the Representative Lender to the Borrower;

(h)	an event of default (as defined in the Other Lender Credit Agreement) has occurred and is continuing under the Other Lender Credit Agreement;

(i)	if an event or events of default, as defined in any one or more indentures or instruments evidencing or under which the Borrower or any of its Subsidiaries has incurred Funded Debt in an aggregate principal amount in excess of [***] (or the Equivalent Amount in any other currencies) shall happen and be continuing and (i) shall consist of a failure to make any payment when due and payable of any amount or amounts (whether principal, interest or both) exceeding in the aggregate under all such indentures and instruments [***] (or the Equivalent Amount in any other currency or currencies), or (ii) shall have resulted in the acceleration of such Funded Debt so that Funded Debt in an aggregate amount (whether principal, interest or both) under all such indentures and instruments in excess of [***] (or the Equivalent Amount in any other currencies) shall be or become due and payable prior to the date on which the same would otherwise have become due and payable; provided, however, that if such event or events of default under such indentures or instruments is remedied or cured by the Borrower or its Subsidiaries, or waived by the holders of such Funded Debt, then the Event of Default occurring by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action;

(j)	any judgment or order for the payment of money in excess of [***] (or the Equivalent Amount in any other currencies) (subject to no further right of appeal) is rendered against the Borrower or any of its Subsidiaries and enforcement proceedings have been commenced by a creditor upon the judgment or order and such proceedings have not been effectively stayed;

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(k)	except for Permitted Mergers the Borrower or any of its Subsidiaries (i) becomes insolvent or generally not able to pay its debts as they become due, (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of [***] days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iv) takes any corporate action to authorize any of the above actions; or

(l)	the Borrower fails to obtain consent of the TSX for the ‘Conversion Right’ under the Other Lender Credit Agreement in respect of the whole of both ‘Loans’ under such agreement, as contemplated in Section 5.2(c) of the Other Lender Credit Agreement by the date required thereunder;

then the Representative Lender may declare either or both Loans, all accrued interest and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

8.2 Remedies Upon Default

(1)	Upon a declaration that a Loan is immediately due and payable pursuant to this Article 8, the Lender that has made the declaration may commence such legal action or proceedings as it, in its sole discretion, deems expedient, including, the commencement of enforcement proceedings under the Loan Documents all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

(2)	The rights and remedies of the Lenders under the Loan Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Loan Documents with respect to the indebtedness or liability of the Borrower to the Lenders, nor any act or omission of the Lenders with respect to the Loan Documents or the Security shall in any way prejudice or affect the rights, remedies and powers of the Lenders under the Loan Documents and the Security.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

ARTICLE 9
MISCELLANEOUS

9.1 Amendments, etc.

     No amendment or waiver of any provision of any of the Loan Documents, nor consent to any departure by the Borrower or any other Person from such provisions, is effective unless in writing and approved by the Representative Lender. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

9.2 Waiver

(a)	No failure on the part of a Lender to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise of such right or the exercise of any other right.

(b)	Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial advance and, notwithstanding such initial advance or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

9.3 Evidence of Funded Debt.

     The indebtedness of the Borrower hereunder shall be evidenced by the records of the Lender which shall constitute prima facie evidence of such indebtedness.

9.4 Notices, etc

     Any notice, direction or other communication to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

     (a)  to the Borrower at:

5285 Solar Drive Mississauga, Ontario Canada L4W 5B8

Attention:	Rui Malhinha, Chief Financial Officer
Telephone:	+1-905-625-2000
Facsimile:	+1-905-625-2035

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

with a copy to:

Blake, Cassels & Graydon LLP Suite 2800 199 Bay Street Toronto, Ontario Canada M5L 1A9

Attention:	David J. Toswell
Telephone:	+1-416-863-4246
Facsimile:	+1-416-863-2653

(b)	to either Lender c/o:

Dassault Systèmes S.A. 9 Quai Marcel Dassault BP 310 92156 Suresnes Cedex, France

Attention:	Martine Wallimann, Chief Legal Officer
Telephone:	+33-1-40-99-44-23
Facsimile:	+33-1-55-49-82-55

with a copy to:

Stikeman Elliott 1155 René-Lévesque Blvd. West 40th Floor Montreal, Quebec Canada H3B 3V2

Attention:	Franziska Ruf
Telephone:	+1-514-397-3670
Facsimile:	+1-514-397-3222

     Any such communication shall be deemed to have been validly and effectively given if (i) personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time), otherwise on the next Business Day, (ii) transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

9.5 Confidentiality

     Each Lender shall use reasonable efforts to ensure that financial statements or other information relating to the Borrower which may be delivered to it pursuant to this Agreement and which are not publicly filed or otherwise made available to the public generally (and which are not independently known to such Lender) will be treated confidentially by such Lender and will not, except with the consent of the Borrower, be distributed or otherwise made available by such Lender to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of such Lender, to have such information. Each Lender is authorized to deliver a copy of any financial statements or any other information which may be delivered to it pursuant to this Agreement to (i) any potential or actual Assignee, as such term is defined below in Section 9.7(c) provided notice is given to the Borrower and provided that such Assignee agrees in writing in favour of the Borrower to be bound by the confidentiality provisions of this Agreement, (ii) any Governmental Entity having jurisdiction over the Lender in order to comply with any applicable law; and (iii) any Subsidiary of the Euro Lender required, in the reasonable opinion of the Euro Lender, to have such information provided that such Subsidiary will be advised by the Euro Lender of and will be bound by, and the Euro Lender will be responsible for any breach by such Subsidiary of any of, the confidentiality provisions of this Agreement.

9.6 Costs, Expenses and Indemnity

(a)	The Borrower shall, whether or not the transaction contemplated in this Agreement are completed, indemnify and hold the Lenders and their respective officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand, any amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) a default (whether or not constituting a Default or an Event of Default) by the Borrower, (ii) any proceedings brought against the Indemnified Person due to its entering into of any of the Loan Documents and performing its obligations under the Loan Documents except to the extent caused by the gross negligence or wilful misconduct of an Indemnified Person, and (iii) the presence at, on or under or the discharge or likely discharge of contaminants from any of the Subject Properties or any of the properties now or previously used by the Borrower or any of its Subsidiaries, or the breach by or non-compliance with any Environmental Law by any mortgagor, owner, or lessee of such properties, except to the extent that any of the same have been caused by an Indemnified Party.

(b)	The Borrower shall pay to the Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of (i) the failure of the Borrower to give any notice in the manner and at the times required by this Agreement, or (ii) the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

A certificate as to the amount of any loss submitted in good faith by a Lender to the Borrower shall be prima facie evidence of the amount of such loss, absent manifest error.

(c)	The provisions of this Section 9.6 shall survive the termination of this Agreement and the repayment of all Maturity Amounts. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of the Lender or any other Indemnified Person in respect of such Person’s losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

9.7 Successors and Assigns

(a)	This Agreement shall become effective when executed by the Borrower and the Lender and after that time shall be binding upon and enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

(b)	Except for Permitted Mergers, the Borrower shall not have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of the Lender, which consent may be arbitrarily withheld.

(c)	Subject to the next sentence, neither the Lender shall have the right to assign its rights or obligations under any Loan Document or any interest in any Loan Document without the prior consent of the Borrower, which consent may be arbitrarily withheld, unless such assignment is to a Subsidiary of the Euro Lender, in which case no consent of the Borrower is required. Notwithstanding the foregoing, at any time following the second anniversary of the Closing Date either Lender may assign all or any part of its interest in its Loan (but for greater certainty not in any other right or entitlement under any Loan Document) to (each an “Assignee”) (i) one or more Persons that is not a competitor of the Borrower or its Subsidiaries, or (ii) a Person that is a competitor of the Borrower or its Subsidiaries, if such Person acquires the Euro Lender or is acquired by the Euro Lender, or any of its Subsidiaries, pursuant to a Change of Control of such Person or the Euro Lender, as the case may be, without any requirement for notice to, or consent of, the Borrower or any other Person. Upon an assignment, (i) the Borrower shall assign any and all benefit of all Security to the Assignee and (ii) the Assignee shall have the same rights and benefits and be subject to the same limitations under the Loan Documents with respect to such Loan (but for greater certainty not with respect to any other right or entitlement under any Loan Documents) as it would have if it was the applicable Lender, provided that no Assignee shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 9.6 than the Lender which granted the assignment would have been entitled to receive.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(d)	The Borrower shall provide such certificates, acknowledgements and further assurances in respect of this Agreement and the Loans as the Representative Lender may reasonably require in connection with any assignment, pursuant to this Section 9.7.

(e)	In the case of an assignment, the applicable Lender shall deliver to the Borrower and the Borrower shall execute an assignment and assumption agreement pursuant to which the Assignee assumes the obligations of the applicable Lender and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the applicable Lender of the assignment and assumption agreement, the assigning Lender and the Borrower shall be released from their respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

(f)	Any assignment pursuant to this Section 9.7 will not constitute a repayment by the Borrower to the assigning or granting Lender of a Loan nor a new loan to the Borrower by the applicable Lender or by the Assignee and the parties acknowledge that the Borrower’s obligations with respect to such Loan will continue and will not constitute new obligations.

9.8 Right of Set-off.

     Each party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply the amount owed, due and exigible by the other hereunder to it hereunder against any and all of its obligations to the other party hereunder or pursuant to any other agreement entered into between the parties or otherwise, as the case may be, irrespective of whether or not demand shall have been made. The rights of the parties under this Section 9.8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the parties may have. Each party acknowledges that it would be inequitable and unconscionable not to allow the non-defaulting party a right of set-off.

9.9 Postponement and Subordination Arrangements

     All Liens (“Senior Creditor Security”) from time to time securing any indebtedness or liabilities (“Senior Liabilities”) that become outstanding following the Closing Date under a Permitted Senior Credit Facility over any business, property or asset of the Borrower and its Subsidiaries (other than any Specific Collateral) (any such business, property or asset other than any Specific Collateral being “Applicable Property”) shall have full and absolute priority over each and every item of any Lien (such Liens, excluding the Borrower’s Specific Security Agreements being, collectively, “Loan Agreement Security”) over any Applicable Property securing any indebtedness or liability (“Loan Agreement Liabilities”) owing to the Lenders under any Loan Documents and each and every item of the Loan Agreement Security over the Applicable Property shall rank subordinate and junior to each item of the Senior Creditor Security over the Applicable Property in respect of an aggregate maximum principal amount of

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

Senior Liabilities at any time prior to the Specific Security Delivery Date, of Cdn. $10,000,000 (or the Equivalent Amount in any other currencies), and at any time on or after the Specific Security Delivery Date of U.S. $22,000,000 (or the Equivalent Amount in any other currencies), together in each such case with all interest, fees, costs and expenses from time constituting Senior Liabilities (collectively the “Maximum Senior Liability Amount”). All net proceeds of realization resulting from the enforcement of any Senior Creditor Security or Loan Agreement Security against any Applicable Property, all dividends, payments and other distributions made with respect to the Senior Creditor Security or the Loan Agreement Security relative to any Applicable Property under or with respect to any proceeding relative to the Borrower or any of its Subsidiaries, and all insurance, reimbursement, indemnity and similar proceeds with respect to any Applicable Property, to a maximum of the Maximum Senior Liability Amount, shall be applied first to the payment of all Senior Liabilities to a maximum of the Maximum Senior Liability Amount and only after repayment in cash of the Maximum Senior Liability Amount will any proceeds of realization from the enforcement of any Loan Agreement Security, any dividends, payments or other distributions made with respect to the Loan Agreement Security under or with respect to any proceeding relative to the Borrower or any of its Subsidiaries or any insurance, reimbursement, indemnity or similar proceeds, in any such case with respect to any Applicable Property, be available to satisfy any Loan Agreement Liabilities. Notwithstanding any priority to which any creditor (a “Senior Creditor”) under a Permitted Senior Credit Facility and the Lenders may be or become entitled for any reason whatsoever (including, without limitation, any of the matters listed below) relative to any Applicable Property, the Senior Creditor Security does hereby and shall have full and absolute priority over, and shall rank as senior security to, the Loan Agreement Security with respect to all of the Applicable Property until all of the Senior Liabilities (up to the Maximum Senior Liability Amount) are paid and satisfied in full in cash and all agreements or obligations on the part of the Senior Creditors pursuant to the Permitted Senior Credit Facilities to make further financial accommodation available to the Borrower or any of its Subsidiaries shall have been terminated. The rights of the Senior Creditors and the priorities and subordinations provided for in this Section shall apply irrespective of any act, matter or thing of any kind, nature or description whatsoever including, without limitation (i) the time or sequence of creation, granting, execution, delivery or registration of any security document; (ii) the terms or provisions of any Permitted Senior Credit Facility or Senior Creditor Security or any Loan Document or Loan Agreement Security, (iii) the attachment or perfection, or the non-perfection, of any Lien; (iv) the time or sequence of any advances of any Senior Liability or any Loan Agreement Liability; (v) the time or sequence of any demand, default or event of default, enforcement or crystalization under any Permitted Senior Credit Facility or Senior Creditor Security or any Loan Document or Loan Agreement Security; or (vi) any other factor of legal relevance that would otherwise establish priorities. The Lenders acknowledge and agree that the Borrower is contracting on its own behalf and as trustee for each Senior Creditor and that each Senior Creditor shall be entitled as a third party beneficiary to rely on and enforce all of the undertakings, agreements, postponement and subordinations provided by the Lenders in this Section. The Borrower shall also obtain and hold the rights and benefits of this Section in trust for and on behalf of the Senior Creditors. The Lenders agree that they will from time to time at the request of the Borrower or any Senior Creditor, acting reasonably and in good faith, negotiate, execute and deliver a subordination and postponement agreement in form and substance satisfactory to the applicable Senior Creditors

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

establishing to their satisfaction the priority of the Senior Creditor Security, and all proceeds with respect thereto, to the Loan Agreement Security as contemplated under this Section.

     For greater certainty, the provisions of this Section 9.9 shall operate without limitation to the rights of the Lenders under the Borrower’s Specific Security Agreements in respect of the Security of the Lenders over the Specific Collateral.

9.10 Recapitalization, Exchanges, etc., Affecting the Common Shares

     Except as expressly provided herein, the provisions of this Agreement shall apply to any and all Common Shares of the Borrower or any successor or assignee of the Borrower (whether by merger, consolidation, sale of assets otherwise) which may be issued in respect of, in exchange for, or in substitution for the Common Shares, by reason of any share dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, or otherwise in such a manner as to reflect the intent and meaning of the provisions hereof.

9.11 Governing Law

     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.12 Counterparts and Facsimile

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

     IN WITNESS WHEREOF the parties have executed this Loan Agreement on the date appearing on the first page hereof.

RAND A TECHNOLOGY CORPORATION

By: Rui Malhinha, Chief Financial Officer

DASSAULT SYSTÈMES S.A., in its capacity as a Lender

By: Thibault de Tersant

DASSAULT SYSTÈMES S.A., in its capacity as the Security Agent

By: Thibault de Tersant

DASSAULT SYSTÈMES CORPORATION

By: Thibault de Tersant

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(continued)

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(continued)

SCHEDULES

Schedule 3.3	-	Conversion Notice
Schedule 6.1(l)	-	Environmental Compliance
Schedule 6.1(r)	-	Corporate Structure
Schedule 6.1(v)(i)	-	Jurisdictions
Schedule 6.1(v)(ii)	-	Authorizations
Schedule 6.1(v)(iii)	-	Intellectual Property
Schedule 6.1(v)(iv)	-	Litigation
Schedule 6.1(v)(v)	-	Material Agreements
Schedule 6.1(w)	-	Certain Permitted Liens

Any text removed pursuant to Dassault Systèmes' confidential treatment request has been separately filed with the U.S. Securities and Exchange Commission and is marked "[***]" herein.

(continued)

Schedule 7.1(a)	-	Form of Compliance Certificate
Schedule 7.1(p)	-	Loan Documents on Closing and Borrower’s Specific Security Documents
Schedule 7.2(c)	-	Permitted Liens